Exhibit 99.1

[AUTONATION LOGO]
For Immediate Release

Contact: Marc Cannon
(954) 769-3146
cannonm@autonation.com

AutoNation Announces Streamlined Regional Management Structure

* New Regional Structure Capitalizes on Previous Efficiency and Productivity Improvements
* AutoNation Updates Third-Quarter and Full-Year Guidance

FORT LAUDERDALE, Fla., Sept. 9 /PRNewswire-FirstCall/ — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced plans to implement a streamlined regional management structure that is designed to generate improved efficiency and management effectiveness. This realignment is the continuation of a four-year-long process to improve productivity and earnings.

     AutoNation will consolidate its ten districts into five regions, each led by a regional president. Within each region, a market president will manage each individual market. This combination of regional and market presidents will allow the company to further capitalize on AutoNation’s innovative retailing systems, processes and technology.

     “This new alignment is the continuation of our efforts to improve our company’s operating efficiency and capitalize on our infrastructure investments,” said Mike Jackson, AutoNation’s chairman and chief executive officer. “It’s the next step in a plan that we’ve been laying out for the past four years and will continue to improve on.”

     Since initiating its emphasis on productivity and cost reduction as a focus for business improvement in 2000, the company has realized a 500-basis-point cumulative reduction in SG&A as a percentage of total gross profit, which has translated into savings of $150 million per year. The company expects that the new regional management structure will generate approximately $30 million (pre-tax) in incremental annual cost reductions, which would constitute a portion of AutoNation’s previously announced 200 basis point targeted reductions in SG&A as a percentage of total gross profit over the next few years. The company expects that the new regional management structure will result in a one-time pre-tax charge to continuing operations of approximately $5 million, primarily relating to severance.

     “Our regional management structure is the natural evolution enabling us to manage our stores and our markets with even greater focus and productivity,” said Mike Maroone, AutoNation’s president and chief operating officer. “We view our regional presidents as the elite leaders at AutoNation who have excelled in their previous leadership roles.”

     The company announced the following promotions: Jim Bender will become president of the Florida region; Todd Maul will become president of the West Central region; Jerry Heuer will become president of the California region; Dan Agnew will become president of the Texas region; and Hank Phillips will become president of the East Central region.

     In addition, Senior Vice President and General Counsel Jon Ferrando will assume oversight responsibilities for the company’s human resources function in addition to his current responsibilities.

     Regarding the company’s earnings guidance, Mr. Jackson said: “The company’s August and September business has been adversely affected by two major hurricanes that have caused store closings and substantial disruption to our business throughout Florida, which accounts for almost 30% of the company’s operating profits. We also are continuing to experience a challenging retail sales environment. Considering these factors, we expect to report third-quarter EPS from continuing operations in the range of $0.33 to $0.35, including a one-time pre-tax charge of $5 million or $0.01 per share (after-tax) associated with the new regional management structure. We now anticipate full-year 2004 EPS from continuing operations in the range of $1.32 to $1.35.” On July 20, 2004, the company provided guidance for EPS from continuing operations of $.36 to $.38 for the third quarter and $1.35 to $1.40 for the full-year.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. Ranked #97 on the Fortune 500, AutoNation employs approximately 28,000 people at 365 new vehicle franchises in 19 states. Additional information is available at http://www.autonation.com, where consumers can find approximately 100,000 vehicles for sale.

FORWARD-LOOKING STATEMENTS

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.